EXHIBIT 99.02
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Yunsun Wee	Helyn Corcos
Symantec Corporation	Symantec Corporation
310-449-7009	408-517-8324
ywee@symantec.com	hcorcos@symantec.com
SYMANTEC AUTHORIZES $1 BILLION SHARE REPURCHASE PROGRAM
CUPERTINO, Calif. — Jan. 24, 2007 — Symantec Corp. (Nasdaq: SYMC) today announced that its Board of Directors has approved a $1 billion share repurchase program. This open-ended program is effective immediately. Shares may be purchased from time to time on the open market or in privately negotiated transactions. Depending on market conditions and other factors, these purchases may be commenced or suspended from time to time without prior notice.
In January 2007, Symantec completed its $1 billion share repurchase program announced in January 2006. Earlier in 2006, Symantec completed the $1.5 billion share repurchase program announced in June 2006. Over the past eight quarters, Symantec has repurchased nearly $6 billion of its shares.
About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information, and interactions by delivering software and services that address risks to security, availability, compliance, and performance. Headquartered in Cupertino, Calif., Symantec has operations in 40 countries. More information is available at www.symantec.com.
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Symantec Authorizes $1 Billion Share Repurchase Program

Forward-Looking Statements
This press release contains statements regarding our planned share repurchase program, which may be considered forward-looking within the meaning of the U.S. federal securities laws. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to whether or not we will complete our share repurchase program during any particular time frame or at all and whether our cash and short term investments may be insufficient to fund our share repurchase program. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors section of our Form 10-K for the year ended March 31, 2006 and our Form 10-Q for the quarter ended Sept. 30, 2006. We assume no obligation to update any forward-looking information contained in this press release.